Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Revolution Lighting Technologies, Inc.

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-140286) and Form S-8 (No. 333-23689, No. 333-32007, No. 333-70781, No. 333-123984, No. 333-150778, No. 333-172289 and No. 333-188719) of Revolution Lighting Technologies, Inc. of our reports dated March 13, 2014, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Revolution Lighting Technologies, Inc. for the year ended December 31, 2013.

/s/ McGladrey LLP

Stamford, Connecticut

March 13, 2014